Exhibit 10.2 (ii)

Amendment No. 2 to
Anthem Employee Stock Purchase Plan

Pursuant to rights reserved under Section 15 of the Anthem Employee Stock Purchase Plan, as amended (the “Plan”), the Board of Directors of Anthem, Inc. hereby amends the Plan effective July 29, 2002, as follows:

1. Section 2 (m) of the Plan is hereby amended and restated in its entirety to read as follows:

2. (m) “Investment Account” means the account established to hold Company Stock purchased under the Plan pursuant to Section 7.

2. The first paragraph of Section 7 of the Plan is hereby amended and restated in its entirety to read as follows:

7. METHOD OF PURCHASE AND INVESTMENT ACCOUNTS

Each Participant having eligible funds in his or her Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of shares of Company Stock (including fractional shares unless otherwise determined by the Committee) which the eligible funds in his or her Payroll Deduction Account could purchase on that Investment Date at that Purchase Price. All shares purchased shall be maintained by the Custodian in an Investment Account.

3. The first paragraph of Section 9 of the Plan is hereby amended and restated in its entirety to read as follows:

9. LIMITATION ON PURCHASES

No Participant may purchase, during any one calendar year under the Plan (or combined with any other Company Plan qualified under Code section 423), shares of Company Stock having a Fair Market Value (determined by reference to the Fair Market Value on each Grant Date) in excess of $25,000. This limitation shall be interpreted to comply with Code section 423(b)(8).

4. Section 10 of the Plan is hereby amended and restated in its entirety to read as follows:

10. TITLE OF ACCOUNTS

The Custodian shall maintain an Investment Account for the Participants in the Plan.

5. Section 14 of the Plan is hereby amended and restated in its entirety to read as follows:

14. RETIREMENT, TERMINATION AND DEATH

In the event of a Participant’s retirement, termination of active employment, or death, the amount in his or her Payroll Deduction Account shall be refunded to him or her, and, if elected, certificates (if the Company Stock is certificated) will be issued for full shares of Company Stock held in his or her Investment Account. If a Participant elects to have his or her shares sold, he or she will receive the proceeds of the sale, less selling expenses. In the event of his or her death, the amount in his or her Payroll Deduction Account and all shares of Company Stock in his or her Investment Account shall be delivered to his or her estate.

6. All other terms and provisions of the Plan shall remain in full force and effect.

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